FOR: PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

(Nasdaq-NMS: PWEI)

CONTACT: Scott Long
Chief Financial Officer

(541) 349-8369

PW Eagle Announces Sale of Subsidiary's Line of Business

EUGENE, OR - June 23, 2005. PW Eagle, Inc. announced today that USPoly Company, a subsidiary of PW Eagle, entered into a definitive agreement to sell its metals parts business to R. W. Lyall, Inc. The transaction is expected to close on June 30, 2005. The USPoly metals business had 2004 annual sales of approximately $6 million. PW Eagle had consolidated sales of $475 million in 2004. USPoly manufactures polyethylene pipe primarily for natural gas and water distribution. Its metals parts business makes meter risers, transitions, and other accessories that are used in connection with the distribution of natural gas.

USPoly acquired the metals parts business with the September 2004 acquisition of the business of Uponor Aldyl Company. This transaction will allow USPoly to focus on its core polyethylene pipe and fittings business.

PW Eagle, Inc. is a leading extruder of PVC pipe products. USPoly Company is an extruder of polyethylene pipe. PW Eagle and USPoly operate fourteen manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKNG INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical, are "forward looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statement that PW Eagle expects the closing of the sale of USPoly's metals business to occur on June 30, 2005 is a forward-looking statement. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected. The closing of USPoly's sale of its metals business is subject to the occurrence of certain events, none of which may actually occur. As a result, you should not place undue reliance upon PW Eagle's expectation that the sale will occur on June 30, 2005, if at all. PW Eagle undertakes no obligation to update "forward-looking" statements.

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